Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Russell C. Babcock, has authorized and designated each of Glenn Dobbs and James H. Moore, signing singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Mines Management, Inc. The authority of each of Glenn Dobbs and James H. Moore under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned’s ownership of or transactions in securities of Mines Management, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn Dobbs and James H. Moore are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:   July 12, 2007

/s/ Russell C. Babcock
Russell C. Babcock